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Exhibit 99.3

TO HOLDERS OF SENIOR SECOND LIEN SECURED FLOATING RATE NOTES DUE 2011

        Worldspan, L.P. and WS Financing Corp. are offering to exchange (the "Exchange Offer") up to $300,000,000 of their newly registered Senior Second Lien Secured Floating Rate Notes due 2011 ("New Notes") for their outstanding Senior Second Lien Secured Floating Rate Notes due 2011 ("Existing Notes").

        Briefly, you may either:

    a.
    Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

    b.
    Retain your Existing Notes.

        All tendered Existing Notes must be received on or prior to                        , 2005 at 5:00 p.m., New York City Time, (the "Expiration Date"), as shown in the accompanying Prospectus.

        Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (212) 815-3687 or write Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street—7 East, New York, N.Y. 10286, Attention: David Mauer.

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  Exhibit 99.3